Exhibit n.3

Report of Independent Registered Public Accounting Firm

To the Board of Directors of THL Credit, Inc.

We have audited the consolidated financial statements of THL Credit, Inc. and its subsidiaries (together the “Company”) as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017 referred to in our report dated March 6, 2018 appearing in the accompanying registration statement on Form N-2. We have also previously audited the consolidated financial statements of the Company as of and for the year ended December 31, 2015, as well as 2014, 2013, 2012, 2011, and 2010 (not presented herein) appearing under Item 8 of the Company’s 2015, 2014, 2013, 2012, 2011, and 2010 Annual Reports on Form 10-K, and we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the senior securities table of THL Credit, Inc. and its subsidiaries as of December 31, 2017, 2016, 2015, 2014, 2013, 2012, 2011 and 2010 appearing on pages 112-113 of this registration statement on Form N-2 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Boston, MA

March 6, 2018